EXHIBIT 10.2

SERVICE AGREEMENT

BETWEEN:	UNILIN INDUSTRIES BVBA with registered office at B-8710 Wielsbeke, Belgium, Ooigemstraat 3 hereinafter referred to as “the Company”;

AND:	BVBA “F. De Cock Management”, with registered office at B-8300 Knokke-Heist, Belgium, Zeedijk 831 bus 25, hereinafter referred to as “the Service Provider”.

PREAMBLE

Whereas, the Service Provider explains that it has the necessary skills and expertise, and is allowed under applicable laws, to provide services in connection with the management of commercial companies, and

Whereas, in view of the fact that the Company needs the above-mentioned services to support the Company, of the experience of the Service Provider and its wish to provide said services with maintenance of its independence, the Parties have chosen to enter into the present service agreement (the Service Agreement), and

Whereas, the Service Provider can also be appointed member of the Management Committee of the Company, if any; and

Whereas, the parties wish to specify the terms and conditions of their collaboration:

IT HAS BEEN AGREED AS FOLLOWS:

1    Object

1.1
The Service Provider shall provide all necessary and appropriate services (hereinafter the Services) concerning (i) assisting in the transition of the management of the Laminate and Wood segment to a new management team, (ii) providing advice and support regarding various Laminate and Wood segment issues as they may arise, (iii) providing advice and support to Laminate and Wood segment regarding strategic matters and transactions and (iv) responding to issues and questions as they arise.

1.2
The Service Provider shall perform the Services with the diligence, loyalty, seriousness and competence that the Company is entitled to expect from an experienced specialist in this position. The Service Provider shall comply with the general guidelines and policy of the Company. The Service Provider is bound by an obligation of best result.

1.3
Taking into account the skills, reputation, expertise and capabilities of Mr. Frans De Cock, being director / manager of the Service Provider, it has been agreed that Mr. De Cock will render the services on behalf of the Service Provider at least 2.5 days per week. It being understood that Mr. De Cock may be replaced at any time by the Service Provider to the extent the replacement provides the same level of skills, reputation, expertise and capabilities as mutually agreed upon by the parties.

1.4	The Company will grant the Service Provider all powers necessary to execute the Services in a good manner.

1.5	Moreover, the Service Provider can be appointed as a member of the Management Committee of the Company, if any.

2    Duration

2.1
The present agreement is concluded for a definite duration commencing on the execution date and expiring on December 31, 2018 but is automatically renewed for 1 year except if one of both parties give notice in line with 2.2 hereunder.

2.2	The present agreement can be terminated at any time by the Company and by the Service Provider upon notice of 3 (three) months. Notice shall be given by registered mail.

2.3    This contract may, immediately and without notice or indemnity, be terminated for     serious cause by each party.

Will be considered a serious cause entitling each party to terminate the present agreement     without any indemnity:

(i)    the commission of a criminal offence;

(ii)    fraud or embezzlement;

(iii)    the failure to comply with or the breach of any of the material terms and     conditions of the present agreement and/or the Company’s subsidiaries’ or branch     offices’ policies within thirty(30) days after written notification of such non-    compliance if such failures or breaches are capable of remedy. If the default or     breach is not capable of remedy, the present agreement can be terminated without     prior notification;

(iv)    the willful or gross neglect of the duties under the present agreement and/or the     willful or gross misconduct in the performance of such duties.

3    Fees

3.1
The Services as described above are compensated by the Company on the basis of a basic lump sum amount of EUR 265,679 (excl. VAT) per annum, which amount may be subsequently modified by the parties upon mutual agreement (hereinafter the “Annual Fee”). The Annual Fee, initially, shall consist of a base amount of EUR 253,547 (“Base Amount”) and a retainer amount of EUR 12,132 (“Retainer”). Said Annual Fee has been determined based on an expected average volume of work corresponding to 2.5 days per week.

3.2
An advanced payment representing 1/12 of the Annual Fee shall be paid each month into the bank account of the Service Provider, against remittance of a detailed monthly invoice which meets all applicable legal & tax requirements and is payable within 15 days from the date of issuance.

3.3
In addition to the Annual Fee as set forth in 3.1 and subject to approval of the Compensation Committee of the Board of Directors of Mohawk Industries, Inc., the Service Provider shall be eligible to receive an annual bonus ranging from 0 to 85% of the Base Amount of the year concerned.

3.4	In addition to the above mentioned fees, the Service Provider is eligible to receive up to 2,000 RSUs in Mohawk stock per year, subject to Compensation Committee approval.

3.5	The Service provider shall not be entitled to any other compensation or benefits other than those set forth under sections 3.1, 3.2, 3.3 and 3.4 above.

4    Reimbursement of business expenses

All reasonable business expenses incurred by the Service Provider exclusively in the performance and for the purposes of its duties will be borne by the Company and reimbursed to the Service Provider by means of the above mentioned monthly invoices or separated invoices provided that supporting evidences are remitted, provided the Company’s approval with respect to the type of expenses.

5    Independence

5.1    The Service Provider shall act on an independent basis with the Company.

To the extent the Company gives instructions to the directors, managers, representatives, officers or employees of the Service Provider entrusted with the performance of the Services on behalf of the Service Provider, such instructions would be strictly limited to the well-being of workers in the performance of their work, working time and the agreed work arising from the Services. The Company can otherwise in no way exercise authority over the directors, representatives, officers or employees of the Service Provider.

5.2
Without prejudice to its obligation to perform the management of the Company’s subsidiaries or branch offices in good faith, the Service Provider shall freely determine its work organization, work agenda and vacation arrangements with full respect for the needs of the business.

5.3
All documents and correspondences between the Company and the Service Provider must be considered as necessary tools to enable the parties to execute their tasks according to their obligations. These documents can in no way be interpreted as an indication of any relationship of authority towards the directors, representatives, officers or employees of the Service Provider.

5.4
The Service Provider, its directors, managers, representatives, employees, officers, etc. are entirely responsible for complying with all statutory and legal requirements (including, but without limiting the general nature of the foregoing, paying taxes and social security contributions) and will indemnify and agree to keep indemnified in full the Company in respect of any claims that may be made by the relevant authorities against the Company in respect of social security contributions and/or income tax in relation to any payment made pursuant to this Service Agreement.

6    Confidentiality

6.1
The Service Provider acknowledges and agrees that any information disclosed to the Service Provider or its directors, managers, officers or employees by the Company in relation with the present agreement and/or the Service Provider’ duties is confidential. The Service Provider also acknowledges and accepts that any such information will be treated and held in strict confidence and not used by the Service Provider nor revealed in any way whatsoever, either directly or indirectly, to any third parties during the course of the present agreement or after its termination.

6.2
The Service Provider acknowledges and agrees that any information the Service Provider its directors, managers, officers, representatives or employees develop under or as a result of the performance of his duties is confidential and that any such information will be held in strict confidence and not revealed in any way whatsoever, either directly or indirectly, to any third parties.

6.3
The confidentiality undertakings of articles 6.2 and 6.3 will end when the confidential information falls in the public domain, without fault of the Service Provider or its directors, managers, officers or employees.

6.4	The Service Provider must not make any publicity or media releases in the framework of the present agreement, using the name of the Company, without its prior written consent.

7    Return of property

7.1
All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company and all other property of the Company related to the Service Provider’ duties (including but not limited to documents, notes, memoranda, floppy disks, computer programs, reports, software and all other information and data), which the Service Provider or directors, managers, officers or employees uses or prepares or comes in contact with in the course of executing this agreement remains, as between the Parties to the present agreement, the sole property of the Company.

7.2
Upon the termination of the present agreement (however caused), the Service Provider will immediately return to the Company all the Company’s property in its possession or under its control without keeping copies of such items or passing them (or the copies) to any third party, whatever the importance of it may be.

8    Exclusivity and non-competition

8.1
The Service Provider explicitly agrees and undertakes that it shall not, except with the prior written consent of the Company, whether directly or indirectly, whether remunerated or not, for a period of 2 (two) years following the termination of the present agreement by the Company or by itself and for whatsoever reason:

(i)    engage itself or through a third party, be employed by, consult for, have an interest         in or in any way assist any person or company directly or indirectly engaged in the         business of the Company or any related activities;

(ii)    solicit or endeavour to entice away from or discourage from being employed by             the Company any Manager or client of the Company, its subsidiaries or branch             offices, whether or not such person would commit a breach of contract by reason             of leaving employment.

(iii)    canvass or solicit the custom of or deal with or provide services to any person, firm         or company who at any time was client of or dealt with the course of providing the         services, to the extent it relates to competing products.

The aforementioned obligations apply in all the countries in which the Laminate and Wood segment is active.

8.2	The Service Provider agrees that it will exclusively act in the interest of the Company and its shareholders.

9    Intellectual property

9.1
The Service Provider undertakes to inform the Company about any work, invention, discovery or improvement, patentable or protectable by any other intellectual right, including copyright or not, which it may create, design or produce, either alone or in conjunction with others, including but not limited to all documents, drawings, plants, designs and models, printed circuit boards, software programs and semi-conductor chips and related documentation, in the course of his employment or relating to, or which is likely to become connected with, any matter whatsoever constituting or which might constitute a Company’s activity, or which has been or may be investigated by the latter.

9.2
The Service Provider agrees that such work, inventions, discoveries or improvements belong exclusively to the Company and hereby assigns and transfers any and all right including the copyright therein to the Company. The Service Provider shall refrain from any act which would infringe the Company’s rights, shall execute and deliver all documents or statements necessary to implement such assignment or transfer and shall not register any patent relating to these inventions without the approval of the Company.

9.3	The Service Provider acknowledges that such assignment and transfer of rights are adequately compensated by the remuneration as provided in the present agreement.

10    Contractual provisions

10.1    The nullity or the enforceability of the present agreement does not affect the validity and     the enforceability of the other provisions, unless this would upset the balance between the     reciprocal rights and obligations of the parties.

10.2    In such case, the parties will add one or more new provisions to the agreement in order to     achieve, as much as possible, the same or a similar result.

11    Varia

11.1
The Service Provider shall procure that each company under his control, its directors, managers, officers, representatives or employees and former directors, managers, officers, representatives or employees comply with the obligations imposed on the Service Provider under articles 6, 7, 8, 9 and 12 above.

12    Applicable law and jurisdiction

12.1    The present agreement shall be governed by and being interpreted according to Belgian     law.

12.2    In case of dispute arising from or further to the present agreement, the courts or Kortrijk     will be exclusively competent.

13    Prior agreements

The present agreement supersedes any and all prior agreements, whether oral or in writing, that possibly could have existed between the concerned parties with respect to the same object and can only be modified by means of a written agreement between all parties.

Done at Wielsbeke, on March 11, 2014, in two original copies, each party acknowledging having received on original copy duly signed.

For the Company	The Service Provider
[read and approved]	[read and approved]

/s/ R. David Patton	/s/ Frans G. De Cock
R. David Patton	Frans G. De Cock

/s/ Frank H. Boykin
Frank H. Boykin